EXHIBIT 16.1

                    CLEMENTS GOLDEN PHOENIX ENTERPRISES, INC.
                               3135 S.W. Mapp Road
                        P.O. Box 268, Palm City, FL 34991



December 20, 2000


Joan Staley, CPA, P.A.
2920 S.W. Mapp Road
Palm City, FL 34990


Re: Letter on change of certifying accountant pursuant to Regulation SK, Section
    304(a)(3)

To Whom It May Concern:

         We have received a letter from your firm dated December 20, 2000, stating that due to the firm's workload, it will be unable to retain Clements Golden Phoenix Enterprises, Inc. as a client.

         Enclosed is a copy of the Form 8K which will be filed this day with the SEC. Pursuant to Regulation SK, Section 304(a)(3) we herewith request that your firm furnish us with a letter, addressed to the SEC, stating whether your firm agrees with the statements made in the disclosure set out as Item 4(a) in the Form 8K and, if not, stating the respects in which your firm does not agree.

         Please provide this letter as promptly as possible so that we can file the letter with the SEC within ten (10) business days from today.

         Your firm may provide us with an interim letter highlighting specific areas of concern and indicating a subsequent, more detailed letter will be forthcoming within the ten (10) business days noted above.

         We look forward to your timely response to this request.

                            Very truly yours,

                            /s/ Joseph Rizzuti
                            --------------------------
                            Joseph Rizzuti, Chairman and Chief Operating Officer